Exhibit J(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 23, 2010, which report appears in the December 31, 2009 Annual Report to Shareholders of Baron Partners Fund, Baron Retirement Income Fund and Baron International Growth Fund, relating to the financial statements and financial highlights of Baron Partners Fund, Baron Retirement Income Fund and Baron International Growth Fund as of and for the year ended December 31, 2009, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Registered Public Accountants” and “Financial Statements” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

April 28, 2010